December 15, 2008

Mr. Anand Vadapalli
803 Heatherglen Ct
Couthlake, TX 76092

Re: Employment Agreement

Dear Anand,

Thank you for your excellent leadership at ACS since joining the firm in August of 2006. It is a result of my and the full board’s confidence in your ability to continue to contribute at the highest level to ACS’ future that we offer you a continued and expanded role as EVP of Operations and Technology. We would like to take this opportunity to recognize your contributions and extend your leadership position at the company for a 3 year term. We hope you accept this offer.

As EVP of Operations and Technology, your duties now include a significantly expanded business created over the last year — a new submarine business, new terrestrial business in Oregon and Washington and soon a second NOCC in North Carolina, as well as the meaningful advances made in the state of Alaska vis a vis our expanded wireless footprint and capabilities and expanded statewide wireline data network capabilities.

You will continue to report to the CEO of course and also continue to interface significantly with the full Board of Directors. With your direct report team filled out with new executives overseeing key parts of the company, and hundreds of millions of dollars spent on expanded network assets under your leadership, the company is positioned to generate significant value for our shareholders, and this new agreement recognizes your contribution to that outcome.

Your compensation package will now include $275,000 base and a target of $275,000 in annual cash incentive, participation in the Lead Team Equity program (currently with annual RS and annual LTIP grants), and other benefits. Additionally, you will be granted 275,000 SARS and an additional Restricted Stock in the amount of $275,000. The incremental restricted stock will be granted at signing, with 1/3 vesting on the date of signing and on each of the next two anniversaries. The SARs will be granted at signing, and will vest 1/3 on the grant date and on each of the next two anniversaries. These two additional grants will be memorialized in discrete agreements.

The remainder of this letter summarizes new streamlined language that has been recently developed and authorized by the Compensation Committee of the Board of Directors, for the purpose of communicating terms of executive employment.

Certain ACS policies are referenced in this agreement. Certain capitalized words used in this Agreement are defined in our written policies. These Incorporated Policies (as defined below), are incorporated by reference into and are an integral part of this Agreement. The Incorporated Policies may change as our business evolves. You acknowledge that we may, from time to time, change such policies to achieve, among other goals, best practices in our marketplace, close alignment with shareholder value creation, or to comply with laws.

You will continue to be eligible to receive perquisites available generally to all ACS personnel under the 2008 Compensation Policy.

You agree to abide by our minimum executive equity holding policy applicable to executive officers set forth in the 2008 Compensation Policy. Based on your position, current policy requires you to accumulate and hold a number of shares of common stock having value of at least 1.5 times your Base Pay within five years of the date you started work at ACS.

You acknowledge that you owe ACS the highest duty of loyalty. This means that you will never make secret profits at ACS’s expense, will not accept favors from customers or manufacturers, and will protect all ACS property, tangible and intangible, as if it were your own. You agree to abide by the letter and spirit of our Corporate Compliance Policy. While acting as an employee of ACS, you will not directly or indirectly, own an interest in, operate, control, or be connected as an employee, agent, independent contractor, partner, shareholder or principal in any company which markets products, goods or services which directly or indirectly compete with our business; provided, however, you may continue to serve as a director, officer or member of various professional, charitable and civic organizations in the same manner as immediately prior to the execution of this Agreement.

You will at all times exercise good faith judgment to assure that our information reporting system is in concept and design adequate to assure the Board of Directors that appropriate information will come to its attention in a timely manner as a matter of ordinary course so that it may satisfy its fiduciary responsibilities.

As an ACS employee, you will have access to trade secrets and confidential information about our company, products, customers, and methods of doing business. During and after the termination of your employment you agree to abide by our policy on Protection of Proprietary Information.

ACS hereby agrees, as a matter of contractual right, to indemnify you to the extent and in the manner provided in Article VIII, Section 2 of ACS’ Amended and Restated Certificate of Incorporation as in effect on the date of this Agreement.

You agree to execute and abide by the terms of the ACS Non-Disparagement, Non-Competition and Non-Solicitation Agreement.

You agree to execute and abide by the terms of the ACS Confidentiality and Invention Assignment Agreement.

You will be employed “at will” and, thus, ACS may terminate your employment at any time, without prior notice, with or without cause. Likewise, you are free to resign at any time, with or without notice. During the term of this agreement, if you are terminated without “Cause” or if you resign for “Good Reason,” you will be entitled to severance benefits provided by our 2008 Officer Severance Program. Generally, upon your resignation without “Good Reason,” or the occurrence of your death or “Disability,” no severance benefits will be available under such program.

This Employment Agreement (Agreement), including the documents incorporated herein by reference, represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments. Except for changes made by the Company to the Incorporated Policies (which may be amended from time to time in the discretion of the Company and shall apply, as amended, to this Agreement) all modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought. Without limiting the foregoing, the following documents are specifically incorporated herein by reference (as they may be from time to time amended, the “Incorporated Policies”):

• 2008 ACS Compensation Policy
• 2008 Officer Severance Program

Notices and other communications under this Agreement must be in writing and must be given by personal delivery, telecopier or telegram, or first class mail, certified or registered with return receipt requested to the addresses first set forth above. You or ACS may change address for notices by notice given in accordance with this section.

This Agreement is to be governed by and construed in accordance with the laws of the State of Alaska. Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement is to be settled by arbitration in Anchorage by a single neutral arbitrator in accordance with the Alaska Revised Uniform Arbitration Act; provided, however, that if any controversy or claim arises between the parties under the temis of this Agreement, or in the event ACS is otherwise seeking equitable relief, ACS will not be required to arbitrate that controversy or claim but will have the right to institute judicial proceedings in any court of competent jurisdiction with respect to such controversy or claim. If such judicial proceedings are instituted, you and ACS agree that such proceedings will not be stayed or delayed pending the outcome of any arbitration proceeding under this Agreement.

This Agreement will be binding on, and inure to the benefit of, the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as expressly provided in this Agreement, this Agreement may not be assigned either by you or ACS.

If this Agreement reflects our agreement, please countersign where indicated and return the original to me.

Very truly yours,
ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC.

By: /s/Liane Pelletier
Liane Pelletier
President, CEO, Chairman

AGREED TO AND ACCEPTED:

/s/ Anand Vadapalli
Anand Vadapalli